www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Table of Contents Executive Summary 1 Background Governing Documents 2 Development of Sapphire Technology 12 Legal Framework 17 Specific Conflicts and Issues 25 Legal Options Considered 29 Proposed Path Forward 45 Exhibits Tab License Agreement A Cost Sharing Agreement B Management Services Agreements C

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents 2  Relationship between GT US and GT HK is governed by various intercompany agreements – License Agreement, effective as of April 1, 2011 (LA) – Agreement for Sharing Development Costs, effective as of April 1, 2011 (CSA) – Management and Administrative Services Agreements effective as of July 5, 2010 (MSA 2010), and April 3, 2011 (MSA 2011, and collectively, MSA)  These agreements were entered into in order to establish an efficient operating structure, without regard to the effects of such structure on a debtor-by-debtor recovery analysis

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 3  License Agreement Terms – GT HK receives from GT US exclusive license of technology, as it existed in 2011, to make and use sapphire technology outside United States (LA 2.1) – Parties “agree that this Agreement represents a platform contribution transaction as required by US Treas. Reg. §1.482-7T(b)(1)(ii)” (LA, 3d recital) – GT HK commits to pay royalty to GT US for this “transfer of technology” to GT HK (LA 3.1) • But the License Agreement does not set forth the total consideration GT HK has to pay to GT US for such grant and in fact Exhibit B, which is supposed to set forth the royalty rate on sales by GT HK, was left blank • As contemplated by reference to Treasury Regulations, parties commissioned a transfer pricing study • Per transfer pricing study, value of platform was determined to be $57.3 million, and royalty rate determined to be 5% of net sales – In other words, if the transfer pricing study is used to “fill in the gaps” left in the LA, this is the price to be paid by GT HK for the technology as it existed in 2011 (the platform value) and a schedule of payments to repay such platform value • LA does not specify a limitation on the maximum amount of royalty payments. If an interested party were to argue that the platform value represents a maximum recovery for the 2011 technology (i.e., the 85 kg technology), however, management calculates that approximately $44.5 million remains to be paid on the original platform value of $57.3 million. To be clear, no cap appears in the face of the LA, and this amount is independent of amounts due under the CSA for technology developments subsequent to the 2011 platform transfer

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 5  Cost Sharing Agreement Terms – GT US and GT HK agree to share costs for development of “Developed Intangibles” to sapphire technology (CSA 3.1) • “Developed Intangibles” as used in CSA is defined to have same scope as terms “Improvements” and “Intellectual Property” under LA (CSA 2.6) • Therefore, “Developed Intangibles” and “Improvements” are effectively interchangeable – Parties “wish to comply with the requirements of U.S. Temporary Treasury Regulation § 1.482-7T” (CSA, 7th recital) – Costs are determined under US GAAP rules, as accrued (CSA 3.2) – Cost allocation is based upon “Reasonably Anticipated Benefits” (RAB) for projected sales in respective territories (the United States for GT US, or worldwide other than United States for GT HK) (CSA 4.1)

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 6 • Agreement requires quarterly payments, with year-end settlement to be paid within 45 days of the Fiscal Year End (CSA 5.1, 5.2) • Historically, GT US calculated amounts quarterly and performed a true-up at year end, providing an invoice to GT HK for its allocable costs • GT US did not yet deliver a year-end true-up calculation to GT HK for 2014, but the CSA provides that failure, neglect or delay by a party to enforce its rights and remedies is not a waiver and does not prejudice the party’s right to take subsequent action (CSA 11.2) – GT HK and GT US each receive exclusive license to make or use “Improvements” in its respective territory (CSA 7.2) – Each party agrees to assume its share of development costs without regard to the success or failure of the development activities or the commercial viability of “Developed Intangibles” (CSA 5.6)

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 8 – Term of CSA is five years (i.e., until April 1, 2016) subject to automatic renewal in one-year increments, unless either party gives written notice of non-renewal 30 days prior to end of term (CSA 10.1) • Early termination is permitted if either party fails to perform its covenants and does not cure within 60 days of receiving notice (CSA 10.3) • Note that there is no specific termination right related to failure to pay amounts due, but such failure would most likely be a breach of a party’s covenants

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 10  Other Technology – GT US and GT HK are also parties to a license agreement for the DSS and poly technology, but the license is nonexclusive, the amounts owed by GT HK are, through Q2 of 2015, approximately $2.7 million, and these product lines are not projected to be sold by GT HK going forward (other than a transaction between GT HK and that is projected to generate revenues of approximately $54 million in 2016 and 2017; additional due diligence is required for this transaction) – GT HK does not have a license for Merlin or Hyperion technology – Annealing technology was developed pursuant to the CSA, but pursuant to the Apple settlement agreement (described below), GT assigned all rights to the annealing technology to Apple and received a nonexclusive license back for certain annealing furnaces • Those furnaces are not being sold by GT SSG currently, but if they were to be sold in the future, GT HK’s exclusive license is no longer operable and it could not insist upon such annealing furnace sales going through GT HK – Accordingly, other than the transaction, which is still being investigated, these technology issues are not controversial or material to the issues discussed herein

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Governing Documents (cont’d) 11  Management and Administrative Services Agreements effective as of July 5, 2010, and April 3, 2011 – GT US agrees to provide various services to GT HK upon request, including: • Marketing services • Administrative and headquarters services • Commercial services • Legal services • Other services as requested – GT US warrants that it will perform such services “in a professional manner and with due care consistent with the manner in which it performs similar services for itself. (MSA 2010, Art. III; MSA 2011, Art. III). In addition, GT US disclaims all other warranties.” (MSA 2011, Art. III) • MSA 2010 and MSA 2011 contain no specific language or undertaking by GT US to direct marketing efforts primarily to favor GT HK rather than itself or other affiliates – GT HK reimburses GT US for such services plus a 9.1% mark-up, and its costs and expenses – GT US provides invoices that historically have been paid by GT HK within 60 days

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Development of Sapphire Technology 12  As of April 2011 (the date of the LA and CSA), state of technology was sufficient to produce 85 kg sapphire boules – GT HK acquired its exclusive license to sell 85 kg technology outside the United States pursuant to the LA  From April 2011 until October 31, 2013 (inception of Apple agreements and relationship), GT US and GT HK developed incremental technology to produce 115 kg sapphire boules – GT HK acquired its exclusive license to sell 115 kg technology outside the United States pursuant to the CSA  An early version of technology to produce 165 kg boules was under development in 2013 for LED market (not cover glass) – Some portion of the costs were allocated to GT HK  Beginning October 31, 2013, substantially all development was performed by GT US for sapphire for smartphone screens, in the field of consumer electronic products

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Development of Sapphire Technology (cont’d) 13  The Apple agreements (effective October 31, 2013) precluded GT HK from selling sapphire technology in the field of consumer electronic products, and restricted GTAT’s ability to share information with GT HK – Pursuant to (i) Section 9.1 of that certain Statement of Work #1 to the Master Development and Supply Agreement between Apple and GTAT Corp., effective as of October 31, 2013 (the “SOW”) and (ii) that certain Intellectual Property Agreement between Apple and GTAT US, GT HK, GT Sapphire Systems Holding LLC and GT Sapphire Systems Group LLC, effective as of October 31, 2013 (which, among other things, made the exclusivity restrictions in Section 9.1 of the SOW applicable to GT HK), GT HK was precluded from selling ASF furnaces and sapphire technology in the consumer electronics field (with certain very limited exceptions) – In addition, the Apple confidentiality agreements precluded GTAT from sharing confidential information (including research, development and know-how) to an employee of a wholly-owned subsidiary except on a need-to-know basis  Research and experimentation (until approximately June 2014) was for technology to produce 262 kg boules for Apple, and performed in Mesa, AZ, and in Salem, MA – No GT HK employee had a “need to know” about this research, development and know-how1; accordingly, GT US would argue it was precluded from sharing that work with GT HK and therefore it did not become “Improvements” under the LA  Additionally, 165 kg development work continued through 2014 (in Mesa, AZ and in Merrimack, NH) and continues in 2015  Certain improvements tied to the 262 kg research for Apple are relevant to current state of 165 kg technology or to future improvements of such technology using the same existing ASF hardware  Pursuant to that certain Amended and Restated Adequate Protection and Settlement Agreement, dated as of December 15, 2014, with Apple Inc. and Platypus Development LLC, which agreement was approved by the Bankruptcy Court by order dated December 17, 2015 (Apple Settlement Agreement), these exclusivity and confidentiality restrictions were lifted, including as to GT HK 1 One employee of GT US for this work was seconded from GT HK

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Background – Development of Sapphire Technology 14  It is important to keep in mind that the ASF furnace hardware is essentially the same for each boule size; it is the crucible and “recipe” that are different – The ASF 115HP furnace is the same hardware that is used to grow 165 kg boules, but lacks the “recipe” to produce 165 kg boules – GT HK sold two ASF 1 urnaces to in June 2014, but those furnaces have not completed acceptance testing by • The contract specifically called for furnaces to hold a 115 kg charge (i.e., to produce 115 kg boules), but furnaces were delivered with the “recipe” to grow 165 kg boules (23-day growth cycle) • No other contracts have been identified pursuant to which GT HK delivered furnaces with the 165 kg recipe – GT US owns ASF furnaces located in Asia that are configured to produce 165 kg boules • Furnaces are located with a client , pursuant to a beta testing agreement effective July 9, 2013, as amended in April 2014, with respect to growing 165 kg sapphire boules and the Sirius Tool for inspecting and characterizing the sapphire boules grown or generated therefrom • Engineers from GT Shanghai (a subsidiary of GT HK) were involved in the beta testing program, received training in Merrimack and participated in some trials in Mesa in 2014 • On August 12, 2014, the GT Shanghai employees received the 165 kg “recipe” as it then existed • However, the beta testing agreement is with GT US, and neither GT HK nor GT Shanghai is a party to or referenced in the agreement • Further diligence is required as to the governing agreements between GT US and GT Shanghai, and between GT Shanghai and GT HK with respect to beta test – In any event, the state of 165 kg technology continued to change after the August 2014 recipe was sent to GT Shanghai – In August 2014, the 165 kg “recipe” was tied to a 23-day growth cycle – Currently, GT US is using a 21-day growth cycle and the Customer X contract requires this 21-day recipe • The differences between the 23-day and 21-day cycle are numerous and material, involving (among other things) the sequencing of temperature and pressure, and were achieved through extensive experimentation  Customers want to produce the biggest boule possible for economies of scale

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Proposed Path Forward (cont’d) 46  GT US and GT HK each assume the LA, the CSA and the MSA, modified consistently with the principles below  On the date the Bankruptcy Court approves assumption, GT HK will – (i) cure, in cash, defaults on LA and MSA (estimated to be approximately $8.4 million through Q2 2015); – (ii) issue the Priority Note and Contingent Note (described below) as Cure for the CSA; and – (iii) pay intercompany balance owed to GT US for ordinary course amounts that are not covered by LA, CSA, or MSA (estimated to be approximately $12.1 million through Q2 2015; i.e., $2.7 for DSS/poly royalties and $9.3 for cross-charges)  For amounts under the CSA, currently estimated at approximately $137.9 million through Q2 2015, the cure claim will treated as follows: – GT HK will issue a note for $68.9 million to GT US (Priority Note) with these terms: • treated as a first priority allowed administrative claim in GT HK’s chapter 11 case, which allowed claim shall not be subject to setoff or recoupment. Note will be secured by all assets of GT HK. • repayable in quarterly installments, at the greater of (i) $8.6 million per quarter and (ii) the rate of $138,000 per ASF furnace sold, regardless of whether furnace is owned by GT HK, GT US or GT SPE • bears interest at 12.5% (same rate as DIP financing) • Matures in two years – In addition, GT HK will issue a note for $57.3 million to GT US (Contingent Note) with these terms: • payable only after Priority Note has been paid in full • repayable quarterly at the rate of $138,000 per ASF furnace sold, regardless of whether furnace is owned by GT HK, GT US or GT SPE • bears interest at 12.5% (same rate as DIP financing), PIK until Priority Note repaid in full and thereafter in cash • Matures on the expiration date of the CSA as modified hereunder, without regard to any automatic extensions • Recourse only to furnaces sold; i.e., if no furnaces are sold, no payment is due – Principal amounts of both Priority Note and Contingent Note will be adjusted to reflect final calculation of CSA costs through end of Q2 2015 – GT US will pledge Priority Note and Contingent Note as collateral for the DIP, in lieu of GT HK (i) transferring its cash at closing of the DIP, and (ii) providing cash sweeps in the future to pay down the DIP  CSA, LA, and MSA to be extended for a number of years to be determined  GT HK will pay 15% of professional fees as allocable share – True-up of amounts already incurred and paid upon settlement date (estimated to be $3.7 million through Q2 2015)

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Proposed Path Forward (cont’d) 47  GT US will provide GT HK with the technology necessary to upgrade the GT HK furnaces to produce 165 kg boule and further developments under CSA  GT HK will perform its ongoing obligations to make payment to GT US as and when due for – royalty payments on net sales under the LA; – its allocable share of development costs under the CSA; and – payments contemplated by the MSA  GT US will pay the ARA for each ASF furnace sold by GT HK, and will benefit from the release of a lien on a Mesa ASF furnace – GT HK has no liability to GT US for any portion of the ARA  When GT HK’s inventory of ASF furnaces has been sold, it will buy additional ASF furnaces from GT US and/or GT SPE on the following terms: – All transactions will be accomplished only as back-to-back sales; i.e., only when a binding contract is negotiated with a customer will GT HK buy the requisite number of ASF furnaces from GT US/GT SPE – Transactions will be structured so that GT HK only takes title and assumes a payment obligation to GT US/GT SPE at the moment the customer is performing on its side

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute DISCUSSION DRAFT Proposed Path Forward (cont’d) 48 – For each furnace so acquired, GT HK will pay to GT US/GT SPE on a “cost plus” basis of approximately $ per furnace • In 2013, GT US acquired furnaces from GT HK on a cost plus 10% basis, determined pursuant to a transfer pricing study conducted by PricewaterhouseCoopers • The cost of a furnace including deinstallation, shipping and crating, plus 10%, means GT HK would pay approximately $ per furnace • GT HK would keep the profit over $ , subject to its ongoing obligations under the LA, CSA and MSA and the payments required on the Priority Note and the Contingent Note • GT HK would retain entrepreneurial risk for warranties, etc., to customers, except in the case of gross negligence or willful misconduct by GT US/GT SPE

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute EXHIBIT A  License Agreement

LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement"), effective as of **April 1, 2011** (the "Effective Date"), is entered into by and between **GT Solar Incorporated**, a Delaware corporation having a place of business at 243 Daniel Webster Highway, Merrimack, NH 03054 USA, and its wholly-owned subsidiary **GT Crystal Systems, LLC,** a Delaware limited liability company having a place of business at 27 Congress Street, Salem, MA 01970 USA (collectively, "GT") and **GT Solar Hong Kong, Limited**, a limited liability company organized and existing under the laws of Hong Kong and having offices at Units 3210 - 3212, Tower 6, The Gateway, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong (hereafter "GT HK"), collectively, ("Parties").

RECITALS

GT is engaged in the business of developing, manufacturing and/or supplying proprietary high performance manufacturing equipment and furnaces designed or used to melt and/or generate sapphire, as well as ancillary equipment, components, parts, processes and accessories associated therewith (collectively, "Furnaces"). As such, GT has acquired and developed, and is the owner of, certain technology, intangible assets, intellectual property and other confidential and/or proprietary information relating to such Furnaces and continues to develop and own the same.

GT and GT HK previously entered into a Memorandum of Understanding, effective as of July 29, 2010, wherein the parties contemplated a transfer of the technology, intangible assets, intellectual property and other confidential and/or proprietary information relating to the Furnaces.

GT and GK HK will simultaneously enter into a Cost Sharing Arrangement ("CSA"), effective as of the Effective Date set forth herein, in accordance with the provisions of US Treas. Reg. §1.482-7T and agree that this Agreement represents a platform contribution transaction as required by US Treas. Reg. §1.482-7T(b)(1)(ii).

GT is willing to grant to GT HK, and GT HK wishes to obtain, a license to manufacture and/or sell the Furnaces under GT's technology, intangible assets, intellectual property and other confidential and/or proprietary information, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, GT and GT HK intending to be legally bound, hereby agree as follows.

ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the following definitions will apply.

1.1 Affiliate. "Affiliate" means any person or entity that directly or indirectly controls, is controlled by, or is under common control of GT or GT HK, as applicable (and "control" will mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other voting interests in the person or entity).

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1.2 Improvements. "Improvements" means any improvements, modifications, innovations, inventions, enhancements, alterations, processes, techniques, procedures, analytical methodologies, and other technical advancements developed by GT during the term of this Agreement that relate to Licensed Product and/or Licensed Technology. Improvements do not include any of the foregoing that GT may possess at any time which it is legally bound not to disclose to others including GT HK.

1.3 Intellectual Property. "Intellectual Property" means inventions or improvements (whether or not patentable), designs, patents (including originals, reissues, divisions, continuations, continuations-in-part, and extensions thereof), patent applications, design registrations, utility models, registered and unregistered copyrights, copyrightable works including works of authorship and derivative works, software and computer code and models, process controls, trade secrets, technology, ideas, processes and processing conditions, techniques and applications, equipment, analytical methodologies and procedures, recipes and formulations, know-how, show-how, data, information and other related rights.

1.4 License Patents. "Licensed Patents" means all patents (including originals, reissues, divisions, continuations, continuations-in-part, and extensions thereof), patent applications, design patents, design registrations, utility models, if any, owned by GT and which relate to the Licensed Product, as defined in Section 1.5 below, such Licensed Patents listed in Exhibit A attached hereto.

1.5 Licensed Product. "Licensed Product" means furnaces and/or equipment designed to melt and/or generate doped or undoped sapphire (regardless of shape, size, form, substrate or material), including pre and post ancillary equipment, components, parts, and/or accessories associated therewith. For avoidance of doubt, Licensed Product does not mean and specifically excludes the right to make, have made, use, sell and/or import doped or undoped sapphire (regardless of shape, size, form, substrate or material) by GT HK and all such rights in same are expressly and exclusively reserved by GT.

1.6 Licensed Technology. "Licensed Technology" means certain information, technology and equipment relating to the Licensed Product including trade secrets, know-how and show-how, discoveries, inventions, techniques, prototypes, equipment, furnaces, tooling, specifications, materials of construction, crucibles, characterization and grading analytics and techniques, processes and operating conditions, recipes, feedstock, raw materials, by-products and waste streams, analytical techniques and methodologies, performance data and results, yields and cycle times, cutting and sawing techniques and equipment, plant design and layout, capacity requirements, engineering drawings, designs and other engineering information, computers programs, computer software, computer code, computer models and related data, computations, PLC source and object code, process control and automation systems, computer network and database systems, data monitoring, methods, practices, strategies, data, registered and unregistered copyrights, works of authorship, designs, diagrams, charts, drawings, blueprints, schematics and similar CAD type drawings, protocols, reports, analyses, user and instruction manuals, supplier lists, customer lists, end product applications and intended uses, developmental and/or commercial operations, capacity and capability planning, safety information relating to the Licensed Product including protocols, procedures, emergency handling and containment systems and the like, business and marketing strategies, financial and cost information, and any and all other confidential and/or proprietary information and rights which (i) are owned by GT, or which GT has the right to use and sublicense as of the Effective Date, (ii) relate to Licensed Product, and (iii) are described in and/or contained within any technology package and other supporting documentation and information provided by GT to GT HK pursuant to this Agreement. Licensed Technology does not

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include any of the foregoing that GT may possess at any time which it is legally bound not to disclose to others including GT HK.

1.7 Licensed Trademarks. Licensed Trademarks means the registered and/or unregistered trademarks of GT listed in Exhibit A attached hereto.

1.8 Net Sales. "Net Sales" means revenues, recognized under the applicable US GAAP principles from sales of Product in the Territory by GT HK to Third Parties less customary deductions, including (a) transportation charges, including insurance; (b) sales, excise taxes, customs, duties, tariffs, and any other governmental charges imposed on the production, importation, exportation, use, or sale of Product; (c) quantity and cash discounts allowed; (d) returns; and (e) allowances of credits to customers.

1.9 Territory. "Territory" means all countries outside of the United States, its territories and possessions.

1.10 Third Party or Third Parties. "Third Party" or "Third Parties" mean any entity other than a party to this Agreement.

1.11 Year. "Year" means GT's fiscal year ending on the Saturday nearest to March 31st, whether such Saturday is before or after March 31st.

ARTICLE II - LICENSE GRANT

2.1 License Grant by GT. Subject to the terms and conditions contained in this Agreement, GT grants and hereby grants to GT HK an exclusive right and license (without reservation of right to GT) under: (i) the Licensed Patents and Licensed Technology to make, have made, assemble, have assembled, use, sell, and/or import Licensed Product solely in the Territory during the Term of this Agreement; and (ii) the Licensed Trademarks on or in connection with the sale and distribution of Licensed Product solely in the Territory, as well as on promotional and advertising material associated therewith, during the Term of this Agreement.

2.2 GT HK's Customer. The license granted in Section 2.1 above includes the specific right for GT HK to grant to its customers the right to use the Licensed Product and Licensed Technology consistent with the terms and conditions contained herein. In addition, GT will have the right to prescribe certain additional conditions and/or restrictions that GT HK will impose on its customers, as may be requested by GT from time to time.

2.3 Sublicense Rights. The license set forth in Section 2.1 above further grants to GT HK the right to grant sublicenses to an Affiliate at royalty rates not less than those required to be paid in Article III of this Agreement.

2.4 No Other Grant or License. Except as expressly set forth in this Agreement, GT does not grant any licenses under any patents (patent applications, utility models and the like) other than the Licensed Patents, under any technology other than the Licensed Technology and Improvements, or under any trademark other than the Licensed Trademarks. No license or rights are granted to GT HK with respect to any other GT Information.

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ARTICLE III - ROYALTY PAYMENT

3.1 Compensation. Subject to this Article III, as consideration for the rights granted under this Agreement, GT HK will pay to GT a royalty as listed in Exhibit B.

3.2 Periodic Adjustment. The rate of the royalty set forth in Exhibit B will be reviewed annually by the parties no later than ninety (90) days following the end of each Year to assure that it continues to reflect the arm's-length value of the rights granted to GT HK under the terms of this Agreement. If any change to the royalty rate is determined by the mutual agreement of the parties to be appropriate for this purpose, then an appropriate amendment to this Agreement will be executed by the parties, as provided in Section 10.4 of this Agreement.

3.3 Payment and Accounting. Royalties due to GT will be due and payable by GT HK on a calendar quarter basis, payable no later than the 15th day following the end of each calendar quarter of a Year. Such payment will be accompanied by a written accounting of all Licensed Product sold by GT HK during such quarter (the "Royalty Notice").

3.4 Currency. All royalties due under this Agreement will be payable in United States dollars.

3.5 Withholding Taxes and Related Matters. Any withholding or related tax or other obligations relating to the payments due under the terms of this Agreement will be complied with by GT HK, will be reflected in the Royalty Notice, and the GT HK will provide to the GT the tax receipts for any amounts of taxes withheld.

3.6 Net Sales Data. GT HK will maintain complete and accurate records of all Net Sales of Licensed Product. GT will have the right, at its expense and on a reasonable basis with reasonable prior written notice to GT HK, to examine such records during regular business hours during the term of this Agreement and for six (6) months after termination of this Agreement.

ARTICLE IV – IMPROVEMENTS AND INTELLECTUAL PROPERTY

4.1 Disclosure of Improvements. GT agrees to disclose to GT HK, from time to time, Improvements developed by GT during the term of this Agreement.

4.2 Intellectual Property.

(a) Disclosure. GT HK will make full and prompt disclosure to GT of all Intellectual Property which is made, conceived, or reduced to practice, or otherwise developed by GT HK, either alone or jointly with others, during the term of this Agreement. Such disclosure by GT HK to GT should occur on a regular basis, but not less than semi-annually. The nature and scope of such disclosure will be a format approved by GT.

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(b) Assignment to GT. GT HK agrees that all such Intellectual Property set forth in Section 4.2(a) will be the sole and exclusive property of GT. GT HK agrees to: (i) assign and hereby does assign its right, title, and interest in and to all such Intellectual Property to GT, and (ii) to review and execute and documents that may be necessary to assign GT HK's entire right, title and interest in and to all such Intellectual Property including, but not limited to, assisting in the preparation and prosecution of any patent or copyright applications filed by GT at its discretion and expense. All works of authorship will be "works made for hire" to the extent allowed by law.

(c) Employees and Authorized Representatives. GT HK agrees that all of its employees or any contractors, consultants or other authorized representatives working on its behalf will be subject to all the terms and conditions contained herein including the obligations of assignment set forth in Section 4.2(b). To this end, GT HK will be responsible for executing or having executed appropriate agreements with all such employees or any contractors, consultants or other authorized representatives in accordance with the provisions of this Agreement, including the obligations with respect to confidentiality of Information under Article VI and assignment of IP under this Article IV.

4.3 Improvements by GT. With respect to any Improvements which are disclosed by GT to GT HK during the Term of this Agreement in accordance with Section 4.1 above, GT HK is granted the same license with respect thereto as provided in Article II without payment of any additional royalty.

4.4 Improvements by GT HK. With respect to any Intellectual Property which is disclosed and assigned by GT HK to GT during the Term of this Agreement in accordance with Section 4.2 above, GT HK is granted the same license with respect thereto as provided in Article II without payment of any additional royalty.

4.5 Other. The provisions of this Article IV will be subject to the rights that are granted to GT HK under the CSA.

ARTICLE V - TECHNICAL ASSISTANCE AND TECHNOLOGY TRANSFER

5.1 Technical Assistance. During the Term of this Agreement, at the request of GT HK, GT or its designee may provide reasonable technical, engineering and operation assistance, training and consulting services (collectively, "Services") to GT HK's customers as may be necessary for GT HK's customers to use and exploit the License Product and/or Licensed Technology for its intended purpose. In the event that GT HK desires to have GT provide any additional assistance, training or consulting services relating to the Licensed Product and/or Licensed Technology during the Term of this Agreement, such additional services will be the subject of a separate agreement and negotiation regarding a reasonable reimbursement to GT for such additional services.

5.2 Transfer of Technology Package. GT will supply GT HK with the appropriate technology package relating to the Licensed Product and/or Licensed Technology including, but not limited to, engineering package and supporting documentation (e.g., drawings, blue prints, specifications, lists of materials and equipment, lists of suppliers, processes, and the like).

5.3 English Language. All Licensed Technology and Improvements disclosed by GT to GT HK pursuant to this Article V, as well as any Services provided herein, will be disclosed in the English language and in accordance with United States codes and customary systems of measurement. GT HK will bear all costs of language translation and conversion into metric measurements.

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ARTICLE VI - CONFIDENTIALITY 6.1 Confidentiality of Infom1ation. During and after the Tetm of this Agreement, GT HK understands it will be necessary for GT to disclose to and excl"langc with GT HK in verbal, visual or written form certain technical and/or business infotmation ("Information") including, but not limited to the Licensed Technology and Improvements. GT considers all such lnf01mation to be confidential and proprietaty and, accordingly, requires such Infom1ation to be received and handled by GT HK on the basis set forth herein. 6.2 Degree of Care; Lin1ited Access. GT I-lK will retain in confidence all of the Information set forth in Section 6.1 and will not disclose any portion of the Information to any third parry, except that GT HK may disclose the Information in confidence to GT HK employees and authorized representatives, then only to those of said employees and authorized representatives who require access to the information for the purposes set forth herein. Each employee or authmized representative will be advised of this Agreement and have agreed to maintain, or are obliged to maintain, the confidentiality provisions hereunder in at least as stringent of a ma.nner as set forth in the term and conditions o f this Agreement. To the extent necessary, GT HK will use an agreement or form acceptable to GT to accomplish the objectives of this Section 6.2. 6.3 Lin1ited Use. GT HK will not use any Information provided by GT for any purpose other than that set forth in the license grant o f Article II and in accordance with the terms and conditions of this 1\greemcnt. 6.4 Exceptions to Confidentiality. GT HK will not have any obligation of confidence or limited- use with respect to: a) Information which the GT HK can establish, by competent written or other tangible proof, was known to the GT HK prior to any disclosure thereof to GT HK by GT; b) Information which is now available to the public, or which in the future becomes available to the public through no fault of GT HK's (in which event GT HK's obligation of strict confidence with respect thereto will tetminate on the date that the information becomes available to the public); c) Information which is disclosed to GT HK at any time by a third party having d1e right to make such disclosure to GT HK, and without any obligation of confidence on the part of GT HK to such third party with respect to said disclosure; and d) Inf01mation which is required to be disclosed by operation of law, court order, or administrative or regulatory agency, provided that prior notice is provided by GT HK to GT with regards to same. 6.5 Ownership . All Licensed Technology and any other Information supplied or disclosed by GT to GT HK is and will remain the sole and exclusive property of GT. 6.6 Period of Obligations of Confidentiali~r and Lin1ited Use. Due to the nature of the Information provided under this Agreement, GT HK's obligations of confidentiality and limited-usc set forth herein will survive the expiration or tctmination of this Agreement for a period of ten (1 0) year from the date of such expiration or tetminarion. Exdusive Li<WI!e Agreeme11t -Page 6 of 14

6.7 Terminated Employees. With respect to any employee of GT HK whose employment is terminated, whether voluntary or involuntary, without or without cause, GT HK will be obligated to enforce the confidentiality obligations of such employment at its own expense to the full extent permitted by applicable law.

ARTICLE VII – OWNERSHIP AND QUALITY OF LICENSED TRADEMARKS

7.1 Ownership Statement. (a) GT HK acknowledges that GT owns all right and legal title to the Licensed Trademarks throughout the world. GT HK agrees that it will do nothing inconsistent with such ownership and that all use of the Licensed Trademarks by GT HK will be for and inure to the sole benefit of GT. GT HK further agrees to assist GT in recording this Agreement with appropriate government authorities where such recording is required by law or regulation, or where such recording is permitted and desired by GT.

(b) GT HK understands that nothing in this grant will give GT HK any right, title or interest in the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this Agreement. GT HK agrees that it will not attack, contest or otherwise impair GT right, title or interest in the Licensed Trademarks or otherwise attack the validity of this Agreement. Furthermore, GT HK will not register nor attempt to register any trade name or trademark which, in whole or in part, incorporates or is confusingly similar to the Licensed Trademarks.

7.2 Quality. (a) GT HK undertakes to manufacture, or arrange for the manufacture and/or assembly of, the Licensed Products in strict accordance with the standards, specifications, and instructions of GT at all times and will be of a quality standard in appearance, design, materials of construction and manufacture equal to, or better than, the comparable products manufactured and/or assembled by GT, including taking into account any requirements of applicable regulatory agencies in the Territory (collectively, "Requirements").

(b) In the event that Licensed Products are not in compliance with the Requirements set forth in Section 7.2(a) above, GT HK will, at its sole expense, use its best efforts to restore such quality to the level required in this Article and will take all corrective action as may be necessary for same. In the event that GT HK has been unsuccessful to restoring such quality to the level required herein to comply with the Requirements within thirty (30) days of after notification by GT or discovery by GT HK, GT will have the right to terminate this Agreement and require that GT HK immediately cease using the Licensed Trademarks.

7.3 Inspections. GT HK will permit GT or its representatives to inspect the Licensed Products, and any components or parts thereof, and the methods of manufacturing them if applicable, at the premises of GT HK, GT HK's suppliers and vendors, GT HK's customers or any other location as may be reasonably necessary to ensure the quality of the Licensed Products.

7.4 Review. GT HK's use of the Licensed Trademarks will conform to the guidelines on the use of the same as set forth by GT from time to time. GT will have the right to review GT HK's usage of the Licensed Trademarks on all promotional, product and advertising materials including, business cards, letterhead and any web usage, to ensure that such usage complies with GT's standards of quality and consistency and will not mislead or cause confusion with the public. GT HK will not alter, modify, re-proportion or otherwise change the form, style or substance of the

Exclusive License Agreement – Page 7 of 14

Licensed Trademarks in any manner. GT HK further agrees to cooperate with GT in correcting, as soon as reasonably possible, any objectionable use of the same.

ARTICLE VIII - WARRANTIES AND REPRESENTATIONS

8.1 Limited Warranty. GT and GT HK represent and warrant that it has the right and authority to enter into this Agreement. GT further represents and warrants that it has the right to grant the license set forth herein to GT HK.

8.2 Disclaimer of Warranty. Nothing in this Agreement will be construed as:

(i) A representation or warranty by GT as to the scope, validity or enforceability of the Licensed Patents, the Licensed Technology or the Licensed Trademarks;

(ii) Imposing on either party an obligation, or conferring on GT HK any right, to institute any suit or action for infringement of any of the Licensed Patents, or to defend any suit or action brought by a third party which challenges the validity, enforceability or use of any of the Licensed Patents, the Licensed Technology or the Licensed Trademarks;

(iii) A requirement that GT file any patent application or the like, trademark application, or obtain any patent or the like, or registered trademark, or otherwise maintain the same in force; or

(iv) An obligation to furnish any manufacturing or technical information except as provided in this Agreement.

ARTICLE IX - TERM AND TERMINATION

9.1. Term. The term of this Agreement will commence on the Effective Date and will continue indefinitely to the extent permitted by applicable law, unless otherwise terminated pursuant to this Article IX.

9.2 This Agreement will remain in effect until the earlier of the expiration of the Term or the date upon which:

(i) GT HK is liquidated and/or dissolved (at which time this Agreement and the license granted by GT to GT HK will immediately terminate upon notice to GT HK);

(ii) an event of bankruptcy or insolvency of GT HK occurs (at which time this Agreement and the license granted by GT to GT HK will immediately terminate upon notice to GT HK);

(iii) normal conduct of the business of GT HK as a private enterprise ceases or is substantially altered as a consequence of any action, whether by any authority, government or otherwise (at which time this Agreement and the license granted by GT to GT HK will immediately terminate upon notice to GT HK);

Exclusive License Agreement – Page 8 of 14

(iv) by law or regulation, GT HK is disabled from making the required payments to GT under this Agreement and such disability continues for more than ninety (90) days (at which time this Agreement and the license granted by GT to GT HK will immediately terminate upon notice to GT HK);

(v) GT HK is in breach of the quality Requirements provided in Section 7.2(b) and has failed to restore compliance with such Requirements within the time period set forth therein; and

(vi) either party gives no less than six (6) months notice of early termination of this Agreement to the other party by registered mail or express courier. Unless such notice is subsequently revoked or rescinded by the party giving it, this Agreement will then terminate upon such termination date.

9.3. Rights and Duties on Termination. Upon the expiration or termination, as set forth in Section 9.2, of this Agreement:

(i) the license granted by GT to GT HK will immediately terminate upon notice to GT HK and all rights will automatically and immediately revert back to GT with no further action necessary on the part of GT;

(ii) GT will have the right to retain any sums already paid by GT HK under this Agreement, and GT HK will pay all sums accrued that are then due under this Agreement;

(iii) GT HK will discontinue all use of the Licensed Patents, the Licensed Technology and the Licensed Trademarks and will have no further right, title, or interest in any of the foregoing; and

(iv) GT HK will immediately cease the production of any Licensed Products except any inventory in stock or under contract at the time of termination, provided however that any sales relating to such inventory must be completed within twelve months after termination.

ARTICLE X - MISCELLANEOUS

10.1 Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement will be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and will be delivered personally, or sent by registered or certified mail, to the party, at its address on file with the other party or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, will be the date of such notice, election, offer, acceptance, or demand.

10.2 Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected will, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party will use its reasonable best efforts to avoid or remove such causes of nonperformance and will continue performance with the utmost dispatch whenever such causes are

Exclusive License Agreement – Page 9 of 14

removed. When such circumstances arise, the parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

10.3 Assignment. GT HK may not assign this Agreement, or any of its rights or obligations hereunder, to any other party without the express written consent of GT, such permission will not be unreasonably withheld.

10.4 Amendment. No change, modification, or amendment of this Agreement will be valid or binding on the parties unless such change or modification will be in writing signed by the party or parties against whom the same is sought to be enforced.

10.5 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and will not exclude any other remedies to which the party may be lawfully entitled.

10.6 Further Assurances. Each party hereby covenants and agrees that it will execute, acknowledge and deliver all such further deeds, instruments and other documents and do such further acts, as may be required or appropriate to implement or carry out the intent, purpose or any of the provisions of this Agreement.

10.7 No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder will not be a waiver of such party's right to demand strict compliance therewith in the future, nor will the same be construed as a novation of this Agreement.

10.8 Integration. This Agreement constitutes the full and complete agreement of the parties relating to the license grant set forth herein and supersedes all prior agreements, negotiations and discussions regarding the same.

10.9 Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

10.10 Number and Gender. Whenever required by the context, the singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders.

10.11 Counterparts. This Agreement may be executed in multiple copies, each of which will for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

10.12 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Hampshire, USA, without regards to its conflict of laws provision.

10.13 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder will fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty will have until 5:00 p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty.

10.14 Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or

Exclusive License Agreement – Page 10 of 14

unenforccability will not affect the validity or enforceability of the remainder hereof, or of d1c application of a.ny such provision, sentence, clause, phrase, or word in any other circumstances. 10.15 Costs a.nd Expenses. Unless otherwise provided in this Agreement, each party will bear all fees and expenses incurred in performing its obligations under dus Agreement. [THE R.E.MA.INDER OF THIS PAGE HAS BEEN LEFT TNTENTIONALL Y BL\NK] Exd11sive U mue Agree111Wt- P<Jgf 11 (!/ I+

By their respective signatures below, the authorized representatives of GT and GT HK each acknowledge their understanding, agreement and acceptance of this Agreement, effective as of the date first set forth above. GTSOLARtNCORPORATED GT SOLAR HONG KONG, UMITED By: By: Name: Name: Title: Vice Pmjdent & General Counsel Tide: Date: April 1 2011 Date E.xd1uil~ Uttntt.Agrrtmtnl- Pa.gt12 '![14

<u>**EXHIBIT A**</u>

<u>**LICENSED PATENTS**</u>

All foreign applications, patents and other intellectual property rights corresponding to the following US Patents and/or applications:

US Patent/Publication No.	Corresponding International Application/Publication No
US Patent No. 7344596 entitled, "System and Method for Crystal Growing"	AU 2006282917 CA 2620293 CN 101305116 EP 1937876 HK 1125141 IN 2008KN00996 JP 2009505935 US 7344596 (US 2007044707) WO 2007025118
	US2008035051
	13/037841
US Patent No. 6418921 entitled, "Method and Apparatus for Cutting Workpieces"	CA 2435688 EP 1368172
US Patent Appln. No. 12/607773 entitled, "Method and Apparatus for Refining Metallurgical Grade Silicon to Produce Solar Grade Silicon"	WO 201062735
US Patent Publn. No. 20110048316 entitled, "High Temperature Process Improvements Using Helium Under Regulated Pressure"	TW 099129604 WO 2100028787

<u>**LICENSED TRADEMARKS**</u>

GT SOLAR®

GT SOLAR (with or without design)

Exclusive License Agreement – Page 13 of 14

EXHIBITB ROYALTY RATE GT HK will pay to GT a royalty as a percentage of Nets Sale~ of Licensed Product sold or othenvi~e disposed o f in the Territory according to the schedule set forth below: Year 1 - (_ %) Year 2- (_ %) Year 3- (_ %) Year 4- (_ %) Year 5 - (_%) E.wbmi1t license AgreciJ/ml- Page 14 q/ 14

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute EXHIBIT B  Cost Sharing Agreement

AGREEMENT FOR SHARING DEVELOPMENT COSTS by and between GT Solar Incorporated (Party 1) and GT Solar Hong Kong Limited (Party 2) Effective as of April 1, 2011

Agreement for Sharing Development Costs AGREEMENT FOR SHARING RESEARCH AND DEVELOPMENT COSTS This Agreement for Sharing Development Costs (this "Agreement"), effective as of April 1, 2011 (the "Effective Date"), is entered into by and between GT Solar Incorporated ("Party 1 "), a Delaware corporation with its principal place of business located at 243 Daniel Webster Highway, Merrimack, NH , 03054 USA and GT Solar Hong Kong, Limited ("Party 2"), a limited liability company organized under the laws of Hong Kong and located at Units 3210-12, 32/F, Tower 6, The Gateway, Harbour City, 9 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong. Party 1 and Party 2 may hereinafter be collectively referred to as the "Parties" and each separately as a "Party." RECITALS WHEREAS, within their respective Territories, as defined below, Party 1 and Party 2 are engaged in their respective Businesses, as defined below; WHEREAS, Party 1 and Party 2 have entered into a License Agreement, effective as of April 1, 2011 (the "License Agreement"), whereby Party 2 has received certain rights to use and exploit Party 1's Licensed Patents and Licensed Technology relative to the Licensed Product, as such terms are defined in the License Agreement; WHEREAS, the Parties desire to pool their resources for the purpose of further developing and otherwise enhancing the value of Party 1's Licensed Patents and Licensed Technology relative to the Licensed Product and to develop new intangible property, and desire to obtain the benefits from exploiting such developments in their respective Businesses in accordance with this Agreement; WHEREAS, the Parties intend to use and exploit the Developed Intangibles, as defined below, in their respective Businesses; WHEREAS, the Parties wish to provide for an efficient means of protecting the Developed Intangibles; WHEREAS, the Parties wish to share appropriate future costs of acquisition and further development of the Developed Intangibles, in proportion to the Reasonably Anticipated Benefits to be derived by the Parties from same, on the terms and conditions set forth in this Agreement; WHEREAS, the Parties wish to comply with the requirements of U.S. Temporary Treasury Regulation§ 1.482-?T; WHEREAS, the Parties believe that there is a reasonable possibility that the requirements of the Transfer Pricing Regulations relating to the inclusion of Stock-based Compensation, as defined herein, in the pool of costs to be shared may subsequently be withdrawn or invalidated; WHEREAS, in the event such requirements relating to Stock-based Compensation are withdrawn or invalidated, the Parties to this Agreement wish to reverse any Stock-Based Compensation included in the cost pool through the date of such change in law and to exclude Stock-based Compensation from the cost-pool thereafter; NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows : 2

Agreement for Sharing Development Costs 1. CONSTRUCTION AND INTERPRETATION 1.1 The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement. 1.2 Where the context so indicates or requires, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be. 1.3 The headings and subheadings of the Articles and Sections of this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Except as otherwise indicated, references herein to the "Preamble" and the "Recitals," or to any "Article," "Section" or "Schedule," mean the Preamble or the Recitals to, or an Article or Section of, or a Schedule to, this Agreement, as the case may be. 1.4 Except where the context otherwise requires, the word "including" means "including without limitation ." 1.5 All Annexes and Schedules attached to this Agreement or expressly identified herein are incorporated herein by reference and made a part hereof. 2. DEFINITIONS For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear: 2.1 "Affiliate" means any person or entity that directly or indirectly controls, is controlled by, or is under common control of Party 1 or Party 2, as applicable (and "control, controlled by and common control" means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other voting interests in the person or entity). 2.2 "Aggregate Allocable Intangible Development Costs" for any Year shall mean the sum of the Intangible Development Costs of the Parties less any Intangible Development Costs relating to Participant Specific Development. 2.3 "Annual CSA Statement" shall mean the document prepared annually by the Parties as provided in Article 6 of this Agreement. 2.4 "Business" for Party 1 shall mean (i) furnaces and/or equipment designed to melt and/or generate doped or undoped sapphire, regardless of shape, size, form, substrate or material ("Equipment"); (ii) doped or undoped sapphire, regardless of shape, size, form, substrate or material ("Material"); and (iii) pre and post ancillary equipment, seed stock start-up kits, components , parts, and/or accessories associated with such Equipment and Material. Business for Party 2 shall mean (i) Equipment; and (ii) pre and post ancillary equipment, seed stock start-up kits, components, parts, and/or accessories associated with such Equipment. For avoidance of doubt, Business for Party 3

Agreement for Sharing Development Costs 2 does not mean and specifically excludes Materials, and any right or license to make, have made, use, sell and/or import such Materials by Party 2 and all such rights in same are expressly and exclusively reserved by Party 1. For avoidance of confusion, Business defined herein is intended to have the same scope and meaning as the term "Licensed Product," as such term is defined in the License Agreement. 2.5 "Cost Share" and "Cost Share Percentage" for any Year shall be the amounts determined in accordance with Article 4 of this Agreement. 2.6 "Developed Intangibles" shall mean and include any and all improvements, modifications, developments, refinements, innovations, inventions , enhancements, alterations, processes, techniques, procedures, analytical methodologies, and other technical advancements developed by the Parties during the term of this Agreement that relate to the Pre-existing Intangibles and arise from or developed as a result of the Intangible Development Activity including designs, patents (including originals, reissues, divisions, continuations, continuations-in-part, and extensions thereof), patent applications, design registrations, utility models, registered and unregistered copyrights, copyrightable works including works of authorship and derivative works, software and computer code and models, process controls, trade secrets, technology, ideas, processes and processing conditions, techniques and applications, equipment, analytical methodologies and procedures, recipes and formulations, know-how, show-how, data, information and other related rights. Developed Intangibles do not include any of the foregoing that the Parties may possess at any time which it is legally bound not to disclose to other Party. . For avoidance of confusion, Developed Intangibles defined herein is intended to have the same scope and meaning as the terms "Improvements" and "Intellectual Property," as such terms are defined in the License Agreement. 2.7 "Fiscal Year End" shall mean Party 1 's fiscal year ending on the Saturday nearest to March 31st. whether such Saturday is before or after March 31 51• 2.8 "Governmental Authority" means any court, administrative agency or commission or other foreign or domestic federal, state, provincial or local governmental authority or instrumentality. 2.9 "Intangible Development Activity" shall mean the activities of either Party that give rise to Intangible Development Costs, with due regard to the rules and principles of Section 3.3 of this Agreement. 2.10 "Intangible Development Costs" of a Party shall be the amounts determined in accordance with Article 3 of this Agreement, excluding any costs related to Participant Specific Development. 2.11 "Local Business" shall mean and include the establishment, marketing, and operation of the Business within a specific country or region. 2.12 "Participant Specific Development" shall mean any development reasonably regarded as leading to potential benefits solely to one Party. 2.13 "Prior Year Adjustment" shall mean any adjustment to the Parties' Cost Shares for a Year prior to the current Year, which may be made in accordance with Section 4.4 of this Agreement. 2.14 "Person" shall mean any natural person, corporation, partnership, firm, or other entity. 4

Agreement for Sharing Development Costs 2.15 "Pre-existing Intangibles" shall mean and include all of Party 1 's Product Intangibles, as defined below, relating to the Business that were included in the License Agreement between Party 1 and Party 2. For avoidance of confusion, Pre-existing Intangibles defined herein is intended to have the same scope and meaning as the terms "Licensed Patents" and "Licensed Technology," as such terms are defined in the License Agreement. 2.16 "Product Intangibles" shall mean all product intangible property and other proprietary rights, including rights held under license, in any jurisdiction, relating to the Business, including such rights in and to certain information, technology and equipment including trade secrets, know-how and show-how, discoveries, inventions, techniques , prototypes, equipment, furnaces, tooling , specifications, materials of construction, crucibles, characterization and grading analytics and techniques, processes and operating conditions, recipes, feedstock, raw materials, by-products and waste streams, analytical techniques and methodologies, performance data and results, yields and cycle times, cutting and sawing techniques and equipment, plant design and layout, capacity requirements , engineering drawings, designs and other engineering information, computers programs, computer software, computer code, computer models and related data, computations, PLC source and object code, process control and automation systems, computer network and database systems, data monitoring, methods, practices, strategies, data, registered and unregistered copyrights, works of authorship, designs, diagrams, charts, drawings, blueprints, schematics and similar CAD type drawings, protocols, reports, analyses, user and instruction manuals, supplier lists, customer lists, end product applications and intended uses, developmental and/or commercial operations, capacity and capability planning, safety information relating to the Business including protocols, procedures, emergency handling and containment systems and the like, business and marketing strategies, financial and cost information, and any and all other confidential and/or proprietary information and rights which (i) are owned by Party 1, or which Party 1 has the right to use and sublicense as of the Effective Date of the License Agreement, (ii) relate to Business, and (i ii) are described in and/or conta ined within any technology package and other supporting documentation and information provided by Party 1 to Party 2. Product Intangibles does not include any of the foregoing that Party 1 may possess at any time which it is legally bound not to disclose to others including Party 2. 2.17 "Quarterly Close Date" shall mean June 30, September 30, and December 31 or equivalent dates corresponding to the last day of the third, sixth , and ninth months of the Year. 2.18 "Quarterly Payment" shall mean a payment between the Parties as provided in Section 5.1 of this Agreement. 2.19 "Reasonably Anticipated Benefits" shall mean a Party's net present value of Sales. 2.20 "Sales" for Party 1 shall mean (i) sales of Equipment in its respective Territory; and (ii) sales of Materials worldwide. "Sales" for Party 2 shall mean sales of Equipment in its respective Territory. 2.21 "Stock-based Compensation" shall mean any compensation in the form of equity instruments, options to acquire stock, or rights with respect to equity instruments or stock options, including but not limited to stock options, restricted shares, and restricted share units. 2.22 "Territory" for Party 1 shall mean the United States, its territories and possessions. Territory for Party 2 shall mean all countries outside the United States, its territories and possessions. 5

Agreement for Sharing Development Costs 2.23 "Third Party" shall mean any entity that is not an Affiliate of either Party. 2.24 "Transfer Pricing Regulations" shall mean the U.S. Temporary Treasury Regulation§ 1.482-?T, including any successor regulations. 2.25 "Year" shall mean the period corresponding to Party 1's fiscal year, which is (e.g ., the 52/53 week period ending on the Saturday closest to March 31 of each calendar year]. 3. INTANGIBLE DEVELOPMENT COSTS 3.1 Intangible Development Costs . Intangible Development Costs of a Party shall include all costs incurred by such Party relating to its respective Business from activities resulting in or related to Developed Intangibles. 3.2 Determination of Costs. The following principles shall apply in the determination of Intangible Development Costs : a. Such costs shall be determined in accordance with U.S. generally accepted accounting principles or other generally accepted accounting standards that may be adopted by Party 1 for financial reporting purposes. b. Such costs shall specifically exclude any amounts relating to or resulting from a corporate merger or acquisition regardless of their accounting treatment or characterization . For example, costs exclude (i) any charge for in-process research and development resulting from a transaction treated as an acquisition, (ii) any costs incurred by a non-Party prior to merging with a Party in a transaction treated as a pooling of interests; and (iii) any Participant Specific Intangible Development Costs . c. Such costs shall include direct costs of the relevant activities, and an allocable share of administrative or overhead costs, where allocations of such indirect costs and of any direct costs that benefit the Intangible Development Activities shall be made using methods that are mutually agreed to be consistent, reasonable and in keeping with sound accounting practices. Such costs shall also include those associated with Stock-based Compensation granted to personnel engaged in Intangible Development Activities, as calculated pursuant to U.S. Treasury Regulation§ 1.482-7T(d)(3) provided however that such Stock-based Compensation shall be included in Intangible Development Costs solely to the extent necessary to preserve validity of this Agreement under the Transfer Pricing Regulations. 3.3 Scope of the Intangible Development Activity. In general, the Parties intend that all development activities relating to any product or service of either Party be included within the scope of the Intangible Development Activity; and that all technology and intellectual property rights related to such products and services be included within the Developed Intangibles. In this regard, the following specific rules apply: 6

Agreement for Sharing Development Costs a. Existing Products and Services. The Parties hereby note that the Pre-existing Intangibles include all technology and intellectual property rights related to all products and services of Party 1 in existence as of the Effective Date; and the Intangible Development Activity includes all development activities related to improving or extending such products and services. b. New Lines of Business. In the event that either Party undertakes development activities relating to any new technology or intellectual property relating to the Business, such activities will be included in the Intangible Development Activity and deemed a Developed Intangible except to the extent specifically excluded by mutual, written agreement of the Parties. c. Acquisitions. In the event that either Party acquires any technology or intellectual property relating to the Business after the Effective Date from a non-Party by means of a purchase or corporate merger, such technology or intellectual shall be added to the Intangible Development Activity and deemed a Developed Intangible unless either Party gives written notice objecting thereto within thirty (30) days of the acquisition date or unless the Parties fail to enter into a written agreement providing appropriate arm's length compensation for use of such property. d. Licenses. In the event that either Party licenses any technology or intellectual property relating to the Business from a non-Party after the Effective Date, such technology or intellectual property shall be added to the Intangible Development Activities and deemed a Developed Intangible unless either Party gives written notice objecting thereto within thirty (30) days of the license date. Royalties and other fees related to such license shall be treated as an Intangible Development Cost of the licensee Party unless the Parties enter into a written sublicense or assignment of such license. e. Platform Contribution Transaction Payments. If such new lines of business, acquisitions, or licenses are added to the Intangible Development Activity, the Party acquiring such Developed Intangibles shall be entitled to receive from the other Party an arm's-length Platform Contribution Transaction payment ("PCT Payment") determined in a manner consistent with the provisions of the Transfer Pricing Regulations and reflecting the Reasonably Anticipated Benefit shares of the Parties. In the event such new lines of business, acquisitions, or licenses are added, the Party making a platform contribution shall be entitled to receive a PCT Payment with respect to such Developed Intangibles. Any such PCT Payment shall be in an arm's-length amount as described in the Transfer Pricing Regulations . The form of such PCT Payment shall be agreed to by the parties. f. Netting of PCT Payments. If in any Fiscal Year, any Party is obligated to make a PCT Payment with respect to any of the Developed Intangibles under this Agreement and is also entitled to receive a PCT Payment with respect to any of the Developed Intangibles under this Agreement, the Parties agree that such PCT Payments shall offset one another and a single net payment shall be made by one Party. 7

Agreement for Sharing Development Costs 4. DEVELOPMENT COST ALLOCATION 4.1 Allocation Based on Reasonably Anticipated Benefits to Be Derived by Parties. The Parties intend that all Intangible Development Costs shall be borne by Party 1 and Party 2 in accordance with the Reasonably Anticipated Benefits to be derived by each party from the use of the Developed Intangibles. Each Participant's share of the Intangible Development Costs to be borne for any Year shall be its Cost Share. 4.2 Cost Share Percentages. Each year the Parties should determine the following: (a) each Party's Cost Share Percentage for the Year, which shall be the ratio of the net present value, as agreed to by the Parties, of the Reasonably Anticipated Benefits realized or forecasted for such Party over the net present value of the total Reasonably Anticipated Benefits real ized or forecasted for both Parties; and (b) each Party's Cost Share for the Year, which shall be the Aggregate Allocable Intangible Development Costs for the Year multiplied by such Party's Cost Share Percentage. The Parties agree to calculate the Cost Share Percentages using the most reliable data to ensure the accuracy of the Cost Share Percentages. 4.3 Amendments and Compensating Adjustments. At any time before payment of the final Quarterly Payment for any Year, the Parties may upon mutual agreement amend the payment for the previous Year to reflect the most reliable financial data and forecasts then available, and make an appropriate compensating adjustment to be settled no later than Party 1 's tax return filing date. 4.4 Reconciliation of Prior Year Cost Shares. At least annually the Parties shall perform a reconciliation of all prior year Cost Share computations that relied on forecasts of current Year financial results. The prior year Cost Share Percentages shall be recomputed replacing prior forecasts with most recent actual data and forecasts available. Prior Year Adjustments shall be determined for all prior years for which either Party's initial Cost Share Percentage differs by more than twenty percent (20%) from the recomputed percentage unless such difference is due to an extraordinary event, beyond the control of the Parties, that could not reasonably have been foreseen. 4.5 Reallocation after Government Adjustment. In the event the Cost Share of either Party (for any Year) is adjusted by any government fiscal authority, the Parties shall make appropriate collateral adjustments in accordance with applicable regulations to the Cost Share for such Year and for any subsequent Years to reflect the adjustment and shall determine Prior Year Adjustments to be settled in accordance with Section 5.2 of this Agreement at such time as the government adjustment becomes final (including the resolution of any competent authority proceedings that may be initiated). 4.6 Compliance with U.S. Treasury Regulations. In the event any compensating adjustment or Prior Year Adjustment is determined under Sections 4.3, 4.4, or 4.5 of this Agreement, the amount of such adjustment shall be computed in compliance with applicable U.S. Treasury Regulations, and such adjustment shall include any interest charge or other item that may be required thereunder. 5. PAYMENTS 5.1 Quarterly Payments. On or before each Quarterly Close Date (or such other date as the Parties mutually agree), the Party whose Cost Share for a particular Year is expected to exceed its 8

Agreement for Sharing Development Costs Intangible Development Cost for the Year shall pay the other Party an amount equal to one-fourth its Cost Share for the Prior Year less its expected Intangible Development Costs for the quarter (or such other amount as the Parties mutually agree). 5.2 Year-End Settlement Amount. The Parties shall compute the Year-End Settlement Amount for each Party as follows: a. the Party's Cost Share for the Year, plus b. the sum of all Prior Year Adjustments owed by the Party (if any), plus c. the Quarterly Payments received by the Party, minus, d. the Quarterly Payments paid by the Party, minus e. the Party's Intangible Development Costs for the Year. Within forty-five (45) days of the Fiscal Year End, the Party for whom the Year-End Settlement Amount is positive shall pay such amount to the other Party. 5.3 Records and Audits. The Parties shall each maintain written records for four (4) years, in sufficient detail to permit ready verification of the computation of Intangible Development Costs and the allocation of such costs . Such records shall be made available to the other Party or its designee for such inspection, audit and certification as may be reasonably necessary. If, as a result of any audit verification or certification, there is an adjustment in the amounts and allocations determined under Article 5, settlement amounts resulting from such adjustments plus interest thereon at the Applicable Federal Rate shall be paid by Party 1 's tax return filing date. &:4 Currency. Unless otherwise agreed by the Parties, all payments contemplated herein or made by the Parties in connection herewith shall be made in U.S. Dollars. In determining Intangible Development Costs or making any calculation hereunder, any amounts in currencies other than the U.S. dollar shall be translated into U.S. dollars at the prevailing bookkeeping rate used by Party 1 during the period in which the revenue or expense is recognized under U.S. generally accepted accounting principles. 5.5 Manner of Payment. A netting of any amount payable under this Agreement against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of the Parties. 5.6 Assumption of Development Risk. Each Party shall bear its Cost Share in accordance with the terms of this Agreement without regard to the success or failure of the Intangible Development Activities or the commercial viability of the Developed Intangibles. 6. GSA STATEMENT. 6.1 Annual GSA Statement. Each Party shall file a GSA Statement as requ ired by the Transfer Pricing Regulations. 9

Agreement for Sharing Development Costs 7. OWNERSHIP OF DEVELOPED INTANGIBLES 7.1 Legal Title. Party 2 agrees that all rights in the Developed Intangibles will be the sole and exclusive property of Party 1. Party 2 agrees to: (i) assign and hereby does assign its right, title, and interest in and to the Developed Intangibles to Party 1, and (ii) to review and execute any documents that may be necessary to assign Party 2's entire right, title and interest in and to all such Developed Intangibles including, but not limited to, assisting in the preparation and prosecution of any patent or copyright applications filed by Party 1 at its discretion and expense. All works of authorship will be "works made for hire" to the extent allowed by law. Nothing in this Agreement shall affect the Parties' respective rights in any of the Pre-existing Intangibles. 7.2 Beneficial Rights . So that each Party may exploit the Developed Intangibles in its respective Business and fully enjoy the benefits thereof, the Parties shall enjoy the following beneficial rights with respect to Developed Intangibles: a. Party 2 shall have an exclusive right and license (without reservation to Party 1) under the Developed Intangibles to make, use, sell and/or import, copy, display, create derivative works, or otherwise exploit such Developed Intangibles in relation to the Business within Party 2's respective Territory directly or through an Affiliate. The exclusive right and license set forth herein includes the specific right for Party 2 to grant to its customers the right to use the Developed Intangibles in relation to the Business consistent with the terms and conditions contained in this Agreement. The exclusive right and license set forth herein also provides Party 2 with the right to grant sublicenses to an Affiliate consistent with the term and conditions contained in this Agreement. b. Party 1 shall have an exclusive right and license under the Developed Intangibles to make, use, sell and/or import, copy, display, create derivative works, or otherwise exploit such Developed Intangibles in relating to the Business within Party 1 's respective Territory directly or through an Affiliate. The exclusive right and license set forth herein includes the specific right for Party 1 to grant to its customers the right to use the Developed Intangibles in relation to the Business consistent with the terms and conditions contained in this Agreement. The exclusive right and license set forth herein also provides Party 1 with the right to grant sublicenses to an Affiliate consistent with the term and conditions contained in this Agreement. For avoidance of doubt, Party 1 retains the worldwide, exclusive, perpetual, transferable rights to use the Developed Intangibles in its other businesses and products including, but not limited to, its sapphire materials business. c. Party 1 shall have all rights not otherwise assigned by Sections 7.2(a) and (b). 7.3 Exchange of Developed Intangibles. During the term of this Agreement, the Parties agree to and shall make available to each other all their Developed Intangibles for the purpose of enabling each other to undertake and continue their respective participation in the Business. Developed Intangibles may be furnished in documentary and/or consultative form at such time and in such manner as may be mutually convenient to the Parties hereto. Making available Developed Intangibles under this article shall not constitute any release or waiver of rights of a Party in Developed Intangibles, and the absence of a written document shall not limit the rights of a Party to such Developed Intangibles. 10

Agreement for Sharing Development Costs 7.4 Instruments of Conveyance. To the extent as may be required or appropriate to establish ownership of Developed Intangibles in accordance with this Article 7, documents and instruments of conveyance respecting such Developed Intangibles may be executed and exchanged between the Parties. The absence of such documents shall not limit the rights of Party 1 and Party 2 in the Developed Intangibles as expressly provided herein. 8. CONFIDENTIAL INFORMATION 8.1 Confidentiality of Information. During and after the term of this Agreement, the Parties understand it will be necessary for each to disclose to and exchange with other certain technical and/or business information ("Information"), whether in verbal, visual or written form including, but not limited to the Pre-existing Tangibles and Developed Intangibles. Each Party, as a Discloser, considers all such Information to be confidential and proprietary and, accordingly, requires such Information to be received and handled by the other Party, as a Recipient, on the basis set forth herein. 8.2 Degree of Care; Limited Access. Recipient will retain in confidence all of the Information set forth in Section 8.1 and will not disclose any portion of the Information to any third party, except that the Recipient may disclose the Information in confidence to Recipient's employees and authorized representatives, then only to those of said employees and authorized representatives who require access to the information for the purposes set forth herein. Each employee or authorized representative will be advised of this Agreement and have agreed to maintain, or are obliged to maintain, the confidentiality provisions hereunder in at least as stringent of a manner as set forth in the term and conditions of this Agreement. 8.3 Limited Use. Recipient will not use any Information provided by Discloser for any purpose other than that set forth in this Agreement. 8.4 Exceptions to Confidentiality. Recipient will not have any obligation of confidence or limited-use with respect to: a) Information which the Recipient can establish, by competent written or other tangible proof, was known to the Recipient prior to any disclosure thereof to Recipient by Discloser; b) Information which is now available to the public, or which in the future becomes available to the public through no fault of Recipient's (in which event Recipient's obligation of strict confidence with respect thereto will terminate on the date that the information becomes available to the public); c) Information which is disclosed to Recipient at any time by a third party having the right to make such disclosure to Recipient, and without any obligation of confidence on the part of Recipient to such third party with respect to said disclosure; and d) Information which is required to be disclosed by operation of law, court order, or administrative or regulatory agency, provided that prior notice is provided by Recipient to Discloser with regards to same. 8.5 Period of Obligations of Confidentiality and Limited Use. Due to the nature of the Information provided under this Agreement, Recipient's obligations of confidentiality and limited-use set forth 11

Agreement for Sharing Development Costs herein will survive the expiration or termination of this Agreement for a period of ten (1 0) year from the date of such expiration or termination. 8.6 Terminated Emolovees. With respect to any employee of Recipient whose employment is terminated , whether voluntary or involuntary, without or without cause, Recipient will be obligated to enforce the confidentiality obligations of such employment at its own expense to the full extent permitted by applicable law. 9. RISKS AND FUNCTIONS 9.1 Risks. The Parties will each bear their respective risks undertaken in this Agreement. Each Party will bear its Cost Share regardless of whether any Developed Intangibles are in fact developed under the Intangible Development Activities and regardless of whether that Party realizes any profit or other benefit from the Developed Intangibles. Each Party will bear all risks associated with commercializing products relating to the Bus iness in its respective Territory. 9.2 Functions. The functions that Party 1 will undertake under this Agreement include the conducting and/or funding research and development, making and/or having made, selling, marketing, and servicing products related to the Business within its respective Territory. The functions that Party 2 will undertake include conducting and/or funding research and development, making and/or having made, selling, marketing, and servicing products related to the Business within its respective Territory. 10. TERM AND TERMINATION 10.1 Initial Period. The term of this Agreement shall be five (5) years from the Effective Date, and shall be automatically renewed for additional one-year terms thereafter, unless either Party gives written notice to the other Party at least thirty (30) days prior to the end of the term. 10.2 Immediate Termination Upon Notice for Change in Control or Substantial Encumbrance. In the event that the direct or indirect ownership of Party 2 undergoes a change in control so that Party 2 and Party 1 cease to be under Common Control , or in the event that a substantial portion of Party 2's assets or the conduct of Party 2's business shall be substantially encumbered by extraordinary governmental action or by operation of law, Party 1 may, at its option, terminate this Agreement effective immediately upon written notice given to Party 2. For purposes of this paragraph, notice shall be effective when sent. 10.3 Termination After Failure to Cure for Failure of Performance. If either Party shall fail to perform any of its covenants contained in this Agreement and shall fail to cure such default within sixty (60) days after receipt of a notice from the other Party, the Party giving notice shall have the right to terminate this Agreement immediately by giving written notice to the other Party. 12

Agreement for Sharing Development Costs 10.4 Return of Documents. In the event of termination of this Agreement, Party 1 and Party 2 shall return to each other all documents, records, notes and other evidence or descriptions of Developed Intangibles in their possession which are the other's property. 10.5 Effect of Termination. Upon any termination under Section 10.2 or resulting from Party 2's default under Section 1 0.3, all rights of Party 2 in the Developed Intangibles under Section 7.2 shall transfer immediately to Party 1 without requirement of notice or action of any kind, subject to fair compensation for such rights after settlement of other claims or liabilities between the Parties. 10.6 Final Payment. Upon any termination, treating the date of termination as the final "Fiscal Year End," the Parties shall arrange to pay or otherwise settle the Year-End Settlement Amount as provided by Section 5.2. 11 . MISCELLANEOUS 11 .1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, USA, excluding its choice of law and confl icts of law provisions, as though this Agreement had been entered into between residents of New Hampshire. 11 .2 Waiver. Any waiver of the provisions of this Agreement or of a Party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party's right to take subsequent action. 11 .3 Amendments. This Agreement may not be altered or amended except by a written instrument signed by the authorized legal representatives of both Parties. Any material modification of this Agreement that results in a transfer of rights to Developed Intangibles between the Parties shall require fair compensation. 11.4 Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of any entity that is the successor to substantially all of the assets and businesses of either Party. Neither Party may otherwise assign this Agreement without the other Party's written authorization. 11 .5 Severability. If any provision in this Agreement shall be found, or be held to be, invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement. 13

Agreement for Sharing Development Costs 11.6 Entire Agreement. This Agreement (including any Exhibits and any addenda hereto signed by both parties) and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof. 11.7 Relationship Between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party's employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party's employees, subcontractors or agents. 11.8 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. 11 .9 No Third-Party Beneficiaries. Except as expressly provided herein, no Third Party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement. 11 .10 Further Assurances and Cooperation. Each Party agrees to execute and deliver such other documents and to take all such other actions as the other Party, its successors or other legal representatives may reasonably request to effect the terms of this Agreement and the execution and delivery of any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required . 11.11 Notices. All notices hereunder to either Party (each, a "Notice") shall be in writing and shall be deemed to have been given and received when (a) delivered personally (against receipt) or by courier, or (b) received by certified or registered mail, return receipt requested, postage prepaid, in each case, at the respective addresses for the Parties set forth above or at such other address as the intended recipient may specify from time to time in a Notice pursuant to this Section 11 .11 [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.] 14

Agreement for Sharing Development Costs

By their signatures, the authorized representatives of the Parties acknowledge the Parties' acceptance of this Agreement:

Party 1

By: [signature]

Printed Name: Hoil Kim

Title: VP, General Counsel and Secretary

Date: May 31, 2011

Party 2

By: [signature]

Printed Name: Tom Gutierrez

Title: Director

Date: May 31, 2011

15

www.paulhastings.com ©2015 Paul Hastings LLP Confidential; Do not redistribute EXHIBIT C  Management Services Agreements

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT THIS AGREEMENT is effective as of April3, 2011 (the "Effective Date"), by and between GT Crystal Systems, LLC, a Delaware, United States limited liability company ("Provider") and GT Advanced Technologies limited {f/k/a GT Solar Hong Kong, limited), a Hong Kong corporation ("Recipient"). WITNESSETH: WHEREAS, Recipient is in the business of developing, manufacturing and/or supplying proprietary manufacturing equipment and furnaces designed or used to melt and/or generate sapphire, as well as ancillary equipment, components, parts, services, processes and accessories associated therewith; WHEREAS, Recipient desires to secure the Services (as defined below); WHEREAS, Provider has the expertise to facilitate the provision of such Services; WHEREAS, the parties desire to specify the terms on which Provider will provide such services to Recipient. NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows. ARTICLE I SERVICES AND COMPENSATION Section 1.1. Provision of Services. Provider shall promptly provide the services set forth in Exhibit A to this Agreement (the "Services"), upon request of Recipient. Section 1.2. Management and Administrative Service Expertise. Provider has experience that will be utilized in providing the Services to Recipient under the terms of this Agreement. Section 1.3. Ownership of Rights. Provider shall at all times, during or after the term of this Agreement, be the sole owner of a II rights relating to or emanating from its provision of Services under the terms of this Agreement. Section 1.4. Reports. Provider shall provide reports (the "Reports") to Recipient listing the Services that Provider has provided to Recipient during each fiscal quarter. Each Report shall be submitted, with an invoice for such Services, no later than the 30th day following the end of each fiscal quarter. Each Report shall identify the compensation that is due to Provider for its provision of such Services, at the rates specified in Exhibit B, which rates shall be reviewed from time to time by the parties. Section 1.5. Payment by Recipient. Recipient shall pay the amount stated in an invoice to Provider within 60 days following receipt of such invoice.

Section 1.6. Currency. All financial obligations originating from the terms and conditions of this Agreement shall be denominated in, and paid in United States Dollars (in immediately available funds). Section 1.7. Examination of Book and Records. Recipient and Provider shall each have the right at their respective expense to examine the books and records of the other party relating to the provision of, and payment for, Services under this Agreement, such examination to be during normal business hours at such other party's offices on giving reasonable notice, solely for the purposes of verifying compliance with the terms of this Agreement. ARTICLE II TERM AND TERMINATION Section 2.1. Term- This Agreement shall remain in effect for a period of one {1) Year from the Effective Date and, unless terminated sooner as hereinafter provided, shall automatically renew at the end of such Year, and each succeeding Year, for additional one Year periods. Either party hereto may terminate this Agreement without cause at any time upon sixty {60) days prior written notice thereof to the other party. Section 2.2. Termination for Material Breach - Either party hereto may terminate this Agreement for failure of the other party to comply with any of its material obligations under this Agreement if such failure is not corrected within thirty {30) days following written notice thereof to the other party. Section 2.3. Effect of Termination on Management and Administrative Service Expertise. Effective on the termination of this Agreement, by either party or both parties, a. Recipient shall have no right to use the Services except except upon such terms as shall be agreed upon in writing executed by Provider and Recipient; and b. Each party shall promptly return to the other all confidential information of the other information in its possession, and any tangible form of Services provided prior to the termination shall be the sole and exclusive property of Recipient and Recipient shall have unlimited right to use such tangible form or Services in its discretion after termination. ARTICLE Ill WARRANTY Provider warrants that it will perform the Services in a professional manner and with due care consistent with the manner in which it performs similar services for itself. Provider disclaims all other warranties. ARTICLE IV MISCELLANEOUS PROVISIONS Section 4.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, to the party, at its address on file with the other party or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand. Section 4.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Section 4.3. Successors and Assigns. Neither Party shall have the right to assign any of its rights, or delegate the performance of any of its duties, under this Agreement without the prior written authorization of the other Party; provided, however, that such prior written authorization shall not be required for either Party to assign or otherwise transfer any of its rights, and/or delegate the performance of any of its duties hereunder, to any existing or newly formed affiliate of either Party. This Agreement shall be binding on and shall inure to the benefit of the parties, affiliates, their respective successors, successors in title, and assigns, and each party agrees, on behalf of it, its affiliates, successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its affiliates, successors, successors in title, and assigns to execute any and all such instruments. Each and every successor in interest to any party or affiliate, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the parties, affiliates, and their successors in interest, as among themselves and shall be governed by the terms of this Agreement, and the right of any party, affiliate or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement. Section 4.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

Section 4.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled. Section 4.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement. Section 4.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement. Section 4.8. parties. Section 4.9. Integration. This Agreement constitutes the full and complete agreement of the Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Section 4.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders. Section 4.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required. Section 4.12. Applicable law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Section 4.13. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty. Section 4.14. Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances. Section 4.15. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

By their sJcnatures, the authorized representatives of the Parties acknowledge the Parties' aa:eptan~ of this Agreement: RECIPIENT GT Advanced Technologies Umlted Printed Name: Jeffrey J. Ford Title: Managing Director PROVIDER GT C)ystal Systems, U.C By: _____________ _ Printed Name: Hoil Kim Title: VIce President and General Counsel

By their signatures, the authorized representatives of the Parties acknowledge the Parties' acceptance of this Agreement: RECIPIENT GT Advanced Technologies Limited By: ________________________ __ Printed Name: Jeffrey J. Ford Title: Managing Director PROVIDER GT Crystal Systems, LlC Printed Na Title: Vice President and General Counsel

EXHIBIT A SERVICES PROVIDED BY GT CRYSTAL SYSTEMS, LLC 1. Administrative and headquarters services, including: • Strategic Development 2. Commercial and Marketing Services, including: • Performing business analyses regarding global market base and demand and analyses concerning product allocation and global price optimization. • Analytics of long-term trends to enable optimal resource allocation decisions. • Collecting, analyzing and advising on matters of competitive intelligence as well as commercial, economic and political factors affecting the business. • Collecting and disseminating information with respect to product portfolio on a global basis. • Planning and assisting in the marketing of products, including new product launches. • Developing promotional materials for worldwide marketing initiatives. • Advising and assisting in the development of the sales force. 3. Legal • Providing legal support for Business Development and Finance initiatives. • Assisting and advising regarding compliance with regulations of U.S. governmental agencies impacting Affiliates' business. • Resolving labor, employment, and work permit issues regarding Affiliates' employees. • Providing general legal services and counsel. 4. Other From t ime to time, Provider may provide, or cause to be provided, other services as requested by Recipient when it is cost-effective to do so.

EXHIBITB CALCULATION OF MANAGEMENT AND ADMINISTRATIVE SERVICES COMPENSATION Except as otherwise agreed to by the parties from time to time, Recipient shall compensate Provider for its Services, costs and expenses under this Agreement, in accordance with the following: a. Recipient shall reimburse Provider for its Services, and reasonable costs and expenses. b. Recipient shall reimburse Provider for reasonable services, costs and expenses incurred by third parties and charged to Provider in connection with Services. Specifically excluded from Services costs will be non-operating expenses (e.g., foreign exchange gain (loss) and interest expense), extraordinary income (loss) and any tax, excise or governmental charge. c. In addition to reimbursement of Services, costs and expenses under "a" and "b" above, Recipient shall pay Provider a mark-up of 9.1% of such Services, costs and expenses under "a" .

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT THIS AGREEMENT is effective as of April1, 2012 (the "Effective Date"), by and between GT Advanced Cz LLC, a Delaware, United States limited liability company ("Provider") and GT Advanced Technologies Limited (f/k/a GT Solar Hong Kong, limited), a Hong Kong corporation ("Recipient"). WITNESSETH: WHEREAS, Recipient is in the business of providing specialized manufacturing equipment and services essential for the production of monocrystalline material using a semi-continuous Cz, or HiCz™, crystal growth furnace; WHEREAS, Recipient desires to secure Services (as defined below); WHEREAS, Provider has the expertise to facilitate the provision of such Services; WHEREAS, the parties desire to specify the terms on which Provider will provide such Services to Recipient. NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows. ARTICLE I SERVICES AND COMPENSATION Section 1.1. Provision of Services. Provider shall promptly provide the services set forth in Exhibit A to this Agreement (the "Services"), upon request of Recipient. Section 1.2. Management and Administrative Service Expertise. Provider has experience that will be utilized in providing Services to Recipient under the terms of this Agreement. Section 1.3. Ownership of Rights. Provider shall at all times, during or after the term of this Agreement, be the sole owner of all rights relating to or emanating from its provision of Services under the terms of this Agreement. Section 1.4. Reports. Provider shall provide reports (the "Reports") to Recipient listing the Services that Provider has provided to Recipient during each fiscal quarter. Each Report shall be submitted, with an invoice for su~h Services, no later than the 30th day following the end of each quarter. Each Report shall identify the compensation that is due to Provider for its provision of such Services, at the rates specified in Exhibit B, which rates shall be reviewed from time to time by the parties. Section 1.5. Payment by Recipient. Recipient shall pay the amount stated in an invoice to Provider within 60 days following receipt of such invoice.

Section 1.6. Currency. All financial obligations originating from the terms and conditions of this Agreement shall be denominated in, and paid in United States Dollars (in immediately available funds). Section 1.7. Examination of Book and Records. Recipient and Provider shall each have the right at their respective expense to examine the books and records of the other party relating to the provision of, and payment for, Services under this Agreement, such examination to be during normal business hours at such other party's offices on giving reasonable notice, solely for the purposes of verifying compliance with the terms of this Agreement. ARTICLE II TERM AND TERMINATION Section 2.1. Term-This Agreement shall remain in effect for a period of one (1) Year from the Effective Date and, unless terminated sooner as hereinafter provided, shall automatically renew at the end of such Year, and each succeeding Year, for additional one Year periods. Either party hereto may terminate this Agreement without cause at any time upon sixty (60) days prior written notice thereof to the other party. Section 2.2. Termination for Material Breach - Either party hereto may terminate this Agreement for failure of the other party to comply with any of its material obligations under this Agreement if such failure is not corrected within thirty (30) days following written notice thereof to the other party. Section 2.3. Effect ofTermination on Management and Administrative Service Expertise. Effective on the termination of this Agreement, by either party or both parties, a. Recipient shall have no right to use the Services except upon such terms as shall be agreed upon in writing executed by Provider and Recipient; and b. Each party shall promptly return to the other all confidential information of the other information in its possession, and any tangible form of Services provided prior to the termination shall be the sole and exclusive property of Recipient and Recipient shall have unlimited right to use such tangible form of Services in its discretion after termination. ARTICLE Ill WARRANTY Provider warrants that it will perform the Services in a professional manner and with due care consistent with the manner in which it performs similar services for itself. Provider disclaims all other warranties.

ARTICLE IV MISCELLANEOUS PROVISIONS Section 4.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, to the party, at its address on file with the other party or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand. Section 4.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Section 4.3. Successors and Assigns. Neither Party shall have the right to assign any of its rights, or delegate the performance of any of its duties, under this Agreement without the prior written authorization of the other Party; provided, however, that such prior written authorization shall not be required for either Party to assign or otherwise transfer any of its rights, and/or delegate the performance of any of its duties hereunder, to any existing or newly formed affiliate of either Party. This Agreement shall be binding on and shall inure to the benefit of the parties, affiliates, their respective successors, successors in title, and assigns, and each party agrees, on behalf of it, its affiliates, successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its affiliates, successors, successors in title, and assigns to execute any and all such instruments. Each and every successor in interest to any party or affiliate, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the parties, affiliates, and their successors in interest, as among themselves and shall be governed by the terms of this Agreement, and the right of any party, affiliate or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions ofthis Agreement.

Section 4.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced. Section 4.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled. Section 4.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement. Section 4.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement. Section 4.8. parties. Section 4.9. Integration. This Agreement constitutes the full and complete agreement of the Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Section 4.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders. Section 4.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required. Section 4.12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Section 4.13. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty. Section 4.14. Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances. Section 4.15. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

By their signatures, the authorized representatives of the Parties acknowledge the Parties' acceptance of this Acreement: RECIPIENT GT Advanced Technologies Limited Printed Name: JeffreyJ. Ford Title: Managing Director PROVIDER GT Advanced~ UC By.. __________________________ __ Printed Name: Hail Kim Title: Vice President and General Counsel EXHIBIT A

By their signatures, the authorized representatives of the Parties acknowledge the Parties' acceptance of this Agreement: RECIPIENT GT Advanced Technologies Limited By: _______________ _ Printed Name: Jeffrey J. Ford Title: Managing Director PROVIDER GT Advanced Cz LLC By: ~'kL~~ Printed Name: Hoil Kim Title: Vice President and General Counsel EXHIBIT A

SERVICES PROVIDED BY GT ADVANCED Cz UC 1. Administrative and headquarters services, including: • Strategic Development 2. Business Planning, Commercial and Marketing Services. including: • Performing business analyses regarding global market base and demand and analyses concerning product allocation and global price optimization. • Analytics of long-term trends to enable optimal resource allocation decisions. • Collecting, analyzing and advising on matters of competitive intelligence as well as commercial, economic and political factors affecting the business. • Collecting and disseminating information with respect to product portfolio on a global basis. • Planning and assisting in the marketing of products, including new product launches. • Developing promotional materials for worldwide marketing initiatives. • Advising and assisting in the development of the sales force. From time to time, Provider may provide, or cause to be provided, other services as requested by Recipient when it is cost-effective to do so.

EXHIBITB CALCULATION OF MANAGEMENT AND ADMINISTRATIVE SERVICES COMPENSATION Except as otherwise agreed to by the parties from time to t ime, Recipient shall compensate Provider for its Services, costs and expenses under this Agreement, in accordance with the following: a. Recipient shall reimburse Provider for its Services, and reasonable costs and expenses. b. Recipient shall reimburse Provider for reasonable services, costs and expenses incurred by third parties and charged to Provider in connection with Services. Specifically excluded from Services costs will be non-operating expenses (e.g., foreign exchange gain (loss) and interest expense), extraordinary income (loss) and any tax, excise or governmental charge. c. In addition to reimbursement of Services, costs and expenses under "a" and "b" above, Recipient shall pay Provider a mark-up of 9.1% of such Services, costs and expenses under "a" .